Calculation of Filing Fee Tables
S-8
PBF Energy Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, par value $0.001 per share	Other	4,200,000	$ 41.275	$ 173,355,000.00	0.0001381	$ 23,940.33
Total Offering Amounts:						$ 173,355,000.00		$ 23,940.33
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 23,940.33
Offering Note
[1]	(1) This Registration Statement registers the issuance of an aggregate of 4,200,000 shares of Class A common stock, par value $0.001 per share ("Class A Common Stock"), of PBF Energy Inc. reserved for issuance under the PBF Energy Inc. 2025 Equity Incentive Plan (as amended, the "Plan"). Pursuant to Rule 416(a) of the Securities Act of 1933 (as amended, the "Securities Act"), this Registration Statement also covers such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. Based upon the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on April 28, 2026. Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources